Exhibit 5.01

SCHELL BRAY AYCOCK ABEL & LIVINGSTON PLLC

SUITE 1500 RENAISSANCE PLAZA

230 NORTH ELM STREET

GREENSBORO, NORTH CAROLINA 27401

September 15, 2011

FNB United Corp.

150 South Fayetteville Street

Asheboro, North Carolina 27203

Re:	Up to 52,182,583 Shares of Common Stock, no par value, of FNB United Corp. Offered in connection with FNB United Corp.’s Acquisition of Bank of Granite Corporation

Gentlemen:

We have acted as counsel to FNB United Corp., a North Carolina corporation (the “Corporation”), in connection with the transactions contemplated by the Agreement and Plan of Merger dated as of April 26, 2011 by and among the Corporation, Gamma Merger Corporation, a Delaware corporation and wholly owned subsidiary of the Corporation (“Gamma”), and Bank of Granite Corporation, a Delaware corporation (“Granite”) (as amended by Amendment No. 1, dated as of June 16, 2011, and Amendment No. 2, dated as of August 15, 2011, to Agreement and Plan of Merger by and among the Corporation, Gamma and Granite, the “Agreement”), including the merger of Gamma with and into Granite (the “Merger”) and the issuance in the Merger of up to 52,182,583 shares of common stock, no par value, of the Corporation (the “Shares”).

For purposes of rendering our opinion as to the legality of the Shares to be issued by the Corporation, we have examined the Corporation’s Articles of Incorporation, and all amendments thereto, its Amended and Restated Bylaws, the minutes of its Board of Directors and such of its corporate records as we deemed necessary or appropriate, the Registration Statement on Form S-4, No. 333-176357, and all amendments thereto filed by the Corporation with the Securities and Exchange Commission to effect registration of the Shares under the Securities Act of 1933, as amended (the “Registration Statement”), including the Joint Proxy Statement/Prospectus contained therein (the “Joint Proxy Statement/Prospectus”), and the Agreement. For purposes of this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of the originals of such documents.

Based upon our review (and subject to the Registration Statement becoming and remaining effective, approval of the Merger by Granite’s stockholders, approval of the issuance of the Shares in the Merger by the Corporation’s shareholders, approval by the Corporation’s shareholders of an amendment to the Corporation’s Articles of Incorporation to increase the number of authorized shares of common stock of the Corporation from 150,000,000 to 2,500,000,000, to eliminate the stated $2.50 par value per share of common stock of the Corporation and to state that the common stock of the Corporation has no par value, and the filing of Articles of Amendment by the Corporation with the Secretary of State of the State of North Carolina to effect such amendment prior to the issuance of the Shares in the Merger, receipt of all required regulatory approvals and consummation of the Merger on the terms and in the manner described in the Agreement), we are of the opinion that all necessary corporate action has been taken to authorize the issuance of the Shares as contemplated by the Agreement, and the Shares, if and when issued in accordance with the Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to any reference to this opinion and to our firm name under the heading “Legal Matters” in the Joint Proxy Statement/Prospectus. We do not, however, thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Schell Bray Aycock Abel & Livingston PLLC